Exhibit 99.1
EPOD ANNOUNCES INSTALLATION OF ELECTRIC POWER STORAGE SYSTEM

KELOWNA, BRITISH COLUMBIA, July 21, 2005 - EPOD International Inc. (OTCBB: EPOI, Frankfurt: EDU.F), a developer of advanced energy management technologies that significantly increase the efficiency of electrical power devices, announces the Company has completed the sale of one of its EMT Power Storage Systems.

The Company has sold a 150 kilowatt hour, 75 kilowatt discharge power storage system for installation at Agro Equipment in Calgary, Alberta. The deal, valued at US$80,000, is EPOD’s first sale in the Province of Alberta. Installation of the unit is to begin immediately with completion scheduled for the end of August.

L. Mark Roseborough
President
EPOD International Inc.

For more information please contact:
Brett Walker
Telephone: (604) 669-0600
Fax: (604) 662-4929

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this release relating to completion of the acquisition and the positive direction are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The completion of this sale is subject to certain other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended December 31, 2004 filed on or about March 30, 2005, and incorporated herein by reference.

About EPOD: EPOD International Inc. is a leader in the development of advanced energy management technologies with real-world market applications. The Company’s patent-pending ‘Energy Pod’ technology manages and manipulates electrical energy such that utilization of DC-electric battery power becomes significantly more efficient. EPOD’s patent-pending and proprietary technologies are applicable to a wide variety of industries and applications, and are available through licensed OEM’s and directly to end-users.

The Company’s filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.